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                                                                    Exhibit 10.7

November 16, 1998

Eric R. Sirkin
4142 Hubbartt Drive
Palo Alto, CA  94306

Dear Eric,

On behalf of Internet Travel Network Corporation, I am very pleased to offer you the position of Vice President of Engineering, reporting to me.

Your bi-weekly salary will be $6346.15, subject to all applicable deductions and withholding payable in accordance with the Company's standard payroll policies. If annualized, this amount equals $165,000.

Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 450,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your stock option. Your option will be subject to all of the terms, conditions and restrictions of the Company's 1996 Stock Option Plan and the execution of a stock option agreement pursuant to such plan. Vesting pursuant to the option granted in this offer letter will accelerate fully upon a Change of Control (as defined in the Company's Stock Plan); provided however, that if the Company and an acquiring entity agree that the transaction constituting the Change in Control is to be treated as a "pooling of interests" for financial reporting purposes, then the acceleration of vesting set forth in this offer letter shall not occur to the extent that the Company's Board of Directors determines, in good faith, that acceleration of vesting on your shares would preclude the use of "pooling of interests" accounting treatment. [This condition to vesting shall terminate and have no force or effect on the date that is 6 months after you commence employment if a Change of Control has not occurred by that date.]

As a regular, full time employee of Internet Travel Network, you will be provided with the Company benefit package. The Company's existing plans for group life, health and accident insurance may change from time to time.

This offer of employment is contingent upon successful completion of a requisite background check, and upon you completing, signing, and returning to us, this offer letter and the Employee Proprietary Information and Inventions Agreement. In addition, by accepting these terms of employment, you represent that you have not brought and will not bring with you to the Company, or utilize in the course of your employment by the Company, any confidential or proprietary information or materials of any prior employer.

For purposes of federal immigration law (Immigration Reform and Control Act of 1986) you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed I-9 Form, with you on the day you begin your employment with Internet Travel Network.
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Your employment with Internet Travel Network is "at will" and may be terminated by either the employee or the Company at any time, for any reason, with or without cause. Nothing in this offer is to be construed as a contract of employment for any specific length of time.

If Internet Travel Network terminates your employment "Without Cause" then ITN will pay you the following as severance: 4 months salary calculated upon a $165,000 salary base. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused vacation earned through that date, and allowed to continue your medical coverage to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein.

If you were to resign or your employment were to be terminated for "Cause", then you would be paid all salary and benefits through the date of termination of your employment, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform the duties of your position after receipt of a written warning; (ii) engaging in misconduct; (iii) being convicted of a crime; (iv) committing an act of fraud against, or the misappropriation of property belonging to the Company or any of its employees; or (v) a material breach of any confidentiality or proprietary information agreement between you and the Company. ITN will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause."

Finally, by accepting this offer, you agree to be bound by an agreement to arbitrate set forth in this paragraph, which means that if a dispute arises between you and the Company during your employment or after, the dispute would be resolved by a neutral arbitrator, rather than through a lawsuit. The neutral arbitrator will be selected and the arbitration conducted pursuant to the Employment Dispute Resolution rules of the American Arbitration Association
(AAA). This paragraph covers all disputes arising from your employment, including (1) claims for wages, benefits or compensation, (2) all tort and contract claims of any kind, including disputes concerning this paragraph, and
(3) claims based on any federal or state law, including discrimination, harassment or retaliation. The only claims not covered by this paragraph are worker's compensation and unemployment compensation claims. In addition, this paragraph does not preclude the Company from enforcing in court its rights under the Employee Proprietary Information and Inventions Agreement or any other agreement concerning intellectual property, proprietary or confidential information or inventions and any laws concerning these subjects. Except as provided in the previous two sentences, arbitration is the exclusive remedy for all disputes covered by this paragraph, including whether a particular dispute is covered by this paragraph, and is binding on both parties, which means that BOTH YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL. If you would like to review a copy of the AAA Employment Dispute Resolution rules, please contact Denise Young-Smith, Director of Human Resources, at (650) 614-6338.

Eric, we are pleased to welcome you to Internet Travel Network. We believe this position is an excellent opportunity and we are confident in your ability to make a significant contribution to ITN's successful future. As a key member of my staff, you'll be actively involved in the
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continued growth and development of the organization, and you'll be considered a key leader and contributor. I am looking forward to working with you.

Please indicate your acceptance of our offer by signing below and returning this letter to me, no later than November 20, 1998.

Very truly yours,


Richard D.C. Whilden
Chief Executive Officer
INTERNET TRAVEL NETWORK
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cc:  Human Resources File

I accept Internet Travel Network's offer or employment and agree to the terms in this letter. I acknowledge that except for the Employee Proprietary Information and Inventions Agreement attached to the letter, this letter is the entire agreement related to my employment with Internet Travel Network and supersedes all prior or contemporaneous oral or written communication and representations. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter.

    /s/ Eric R. Sirkin                   /s/ Eric R. Sirkin
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Name, Signature                       Name, Printed

      November 17, 1998
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Today's Date

      December 7, 1998
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Start Date

Attachments:

Proprietary Information Agreement
I-9
W-4